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                                                                     Exhibit 5.1

October 20, 2003

IXYS Corporation
3540 Bassett Street
Santa Clara, CA 95054-2704

Dear Ladies and Gentlemen:

As General Counsel of IXYS Corporation (the "Company"), I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") covering the offering of up to 26,146 shares of the Company's Common Stock, $0.01 par value (the "Shares"), pursuant to the Microwave Technology, Inc. 1990 Stock Option Plan and the Microwave Technology, Inc. 2000 Stock Option Plan (collectively, the "Plans").

In connection with this opinion, I have examined and relied upon such documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all such items, the conformity of any copies to the originals and the due execution and delivery of all such items where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans, the options granted thereunder and Delaware law, and upon payment of the consideration for the Shares as contemplated by the Plans, will be validly issued, fully paid and non-assessable (except as to any Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James R. Jones
General Counsel